EXHIBIT 11

                           STATEMENT RE COMPUTATION OF
                               PER SHARE EARNINGS

                                 MEDTRONIC, INC.
                                   (Unaudited)
                                 (in thousands)

                                      Three months ended     Nine months ended
                                      ------------------     ------------------
                                      Jan. 31,  Jan. 26,     Jan. 31,  Jan. 26,
                                        1997      1996         1997      1996
                                      -------   -------      -------   -------

           PRIMARY
-------------------------------
Shares outstanding:
 Weighted average outstanding         239,957   238,469      239,703   236,903
 Share equivalents (1)(2)               4,432     4,526        4,136     4,175
                                      -------   -------      -------   -------
    Adjusted shares outstanding (2)   244,389   242,995      243,839   241,078
                                      =======   =======      =======   =======



        FULLY DILUTED
-------------------------------
Shares outstanding:
  Weighted average outstanding        239,957   238,469      239,703   236,903
  Share equivalents (1)(2)              4,655     4,837        4,655     4,837
                                      -------   -------      -------   -------
    Adjusted shares outstanding (2)   244,612   243,306      244,358   241,740
                                      =======   =======      =======   =======

----------------------
(1)     Share equivalents consist primarily of nonqualified stock options.

(2) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.